EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2005, relating to the financial statements and financial statement schedule of @Road, Inc. and its subsidiary and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of @Road, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
April 29, 2005